EXHIBIT 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS


 We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated April 27, 1998, on our audit of the combined statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired less than 100% by Westfield America, Inc. for the year ended December 31, 1997 and of our report dated May 29, 1998, on our audit of the statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired by Westfield America, Inc. for the year ended December 31, 1997 which reports are included in the Form 8-K/A of Westfield America, Inc. filed February 1, 1999. We also consent to the reference to our Firm under the caption "Experts".

 /s/ PRICEWATERHOUSECOOPERS LLP


 Newport Beach, California
 August 24, 1999